EXHIBIT 10.21

ENERGY TRANSFER PARTNERS DEFERRED COMPENSATION PLAN
FOR FORMER SUNOCO EXECUTIVES

ARTICLE I
PURPOSE AND EFFECTIVE DATE

The purpose of the Energy Transfer Partners Deferred Compensation Plan for Former Sunoco Executives ("Plan") is to aid the Company and its Affiliates in retaining and attracting executive employees by providing them with tax deferred savings opportunities. This Plan provides a select group of management and highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l), with deferred compensation benefits which result from service with Sunoco, Inc. and to have these amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to conform to the requirements of Code Section 409A. The Plan shall be effective October 5, 2012.

ARTICLE II
DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise;

Section 2.01 Account. "Account" or "Accounts" means the fair market value of (i) Converted Benefits and Earnings thereon, and (ii) Unit Distributions and Earnings thereon, each as established under the terms of the Plan and reflected in the bookkeeping accounts maintained by the Employer from time to time.

Section 2.02 Administrative Committee. "Administrative Committee" means the committee appointed by the Board to administer the Plan.

Section 2.03 Affiliate. "Affiliate" means each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of subsections (b) or (c) of Code Section 414, in each case determined by a 50% control test.

Section 2.04 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant pursuant to Article VI to receive any benefits payable under the Plan in the event of the Participant's death.

Section 2.05 Benefit Commencement Date. "Benefit Commencement Date" means (i) with respect to the Converted Benefits, the first day of the month following the date on which a Participant has a Separation from Service; and (ii) with respect to the Unit Distributions, one day after the second anniversary of the Closing Date.

Section 2.06 Board. "Board" means the Board of Directors of the Company.

Section 2.07 Change of Control. For purposes of this Plan, a "Change of Control" means any "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Section 2.08 Closing Date. For purposes of this Plan, the term "Closing Date" shall have the meaning provided in the Agreement and Plan of Merger, dated as of April 29, 2012, as amended, by and among Energy Transfer Partners, L.P. Sam Acquisition Corporation, Energy Transfer Partners GP, L.P., Sunoco, Inc. and, for certain limited purposes set forth therein, Energy Transfer Equity, L.P.

Section 2.09 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, including regulations and guidance of general applicability issued thereunder.

Section 2.10 Company. "Company" means Energy Transfer Partners GP, L.P. and its successors.

Section 2.11 Converted Benefits. "Converted Benefits" means (i) with respect to Robert W. Owens, the "Converted Benefit" described in Section 7 of the employment offer letter between Energy Transfer Partners, L.P. and Robert W. Owens dated October 4, 2012; and (ii) with respect to Michael J. Hennigan, the "Converted Benefit" described in Section 7 of the employment offer letter between Energy Transfer Partners, L.P. and Michael J. Hennigan dated October 4, 2012.

Section 2.12 Designee. "Designee" shall mean the Employer's senior human resources officers or other individuals to whom the Administrative Committee has delegated its authority to act under the Plan. Wherever Administrative Committee is referenced in the plan, it shall be deemed to also refer to Designee.

Section 2.13 Earnings. "Earnings" shall mean the earnings credited to and/or losses debited from a Participant's Account on the basis of the Hypothetical Investment Benchmarks applicable to the Participant's Account under Section 4.02.

Section 2.14 Employer. "Employer" means the Company.

Section 2.15 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Section 2. 16 Form of Payment. "Form of Payment" means a single sum distribution.

Section 2.17 Hypothetical Investment Benchmark. "Hypothetical Investment Benchmark" means the phantom investment benchmarks that are used to measure the earnings credited to and/or losses debited from a Participant's Account.

Section 2.18 Participant. "Participant" means either Robert W. Owens or Michael J, Hennigan, provided the relevant offer letter for each such individual is executed.

Section 2.19 Plan Year. "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.20 Separation from Service. "Separation from Service" means the termination of a Participant's employment with the Employer and all Affiliates for any reason whatsoever. A Participant shall be considered to have terminated his employment if it is reasonably anticipated that the bona fide level of services he would perform after a certain date (whether performed as an employee or independent contractor) would permanently decrease to no more than 49 percent of the average rate of services performed prior to such reduction over the immediately preceding 12-month period. If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the 6-month anniversary of such leave, provided however that the Separation from Service shall be delayed to the extent that the employee has a statutory or contractual right to reemployment. Determination of whether a Separation from Service occurs shall be made in accordance with Treasury Regulation Section 1.409A-1(h). "Separate from Service" shall also be used herein to refer to a Separation from Service as defined above, as the context requires.

Section 2.21 Trust. "Trust" means the irrevocable grantor trust established under the Trust Agreement.

Section 2.22 Trust Agreement. "Trust Agreement" means the agreement entered into between the Employer and the Trustee pursuant to Article VIII.

Section 2.23 Trust Fund. "Trust Fund" means the funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

Section 2.24 Trustee. "Trustee" means the independent commercial trustee or trustees qualified and acting under the Trust Agreement at any time.

Section 2.25 Unit Distributions. "Unit Distributions" means cash distributions made by the Employer to or for the benefit of a Participant with respect to unvested unit-based awards granted following the Closing Date pursuant to Section 5 of their letter agreements.

Section 2.26 Valuation Date. "Valuation Date" means each day the New York Stock Exchange is open for business.

ARTICLE III
ADMINISTRATION

Section 3.01 Administrative Committee Duties. This Plan shall be administered by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to decide claims under the terms of this Plan, and to determine issues related to crediting of hypothetical earnings and contributions and debiting of hypothetical losses and of distributions and any other issues concerning the day-to-day operation of this Plan. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

The Administrative Committee may from time to time establish rules for the administration of this Plan, provided that they do not conflict with the Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee made in good faith shall be conclusive and binding on the Employer, Participants and Beneficiaries.

No member of the Board or the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Employer shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Administrative Committee against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Employer or the Administrative Committee. Expenses and liabilities arising out of gross negligence and willful misconduct shall not be covered by this indemnity.

All expenses of administering this Plan will be paid by the Company.

Section 3.02 Claims Procedures. If a Participant or Beneficiary (a "Claimant") makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee and administered in compliance with Code Section 409A. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The Claimant may within 60 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrative Committee. The Administrative Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Administrative Committee. The Administrative Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrative Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Administrative Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any extended period, the Company shall be deemed to have denied the claim.

Completion of the claims procedures described in this Section 3.02 will be a condition precedent to the commencement of any legal or equitable action in collection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Administrative Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an adverse benefit determination. In the event a Claimant identifies an individual or entity as his authorized representative in writing to the Administrative Committee but fails to describe the scope of the authority of such authorized representative, the Administrative Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant's benefit claim under the Plan or appeal of an adverse benefit determination with respect to such benefit claim.

ARTICLE IV
DEFERRED COMPENSATION ACCOUNTS

Section 4.01 Maintenance of Accounts. Accounts shall be established and maintained for each Participant related to (i) the Converted Benefits and Earnings, and (ii) the Unit Distributions. A Participant's Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Account, as of each Valuation Date, by adjusting the balance of such Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits and distributions pursuant to Article V with respect to such Account since the preceding Valuation Date. To the extent that the Employer is required to withhold any taxes or other amounts from the Converted Benefits or Unit Distributions pursuant to any state, Federal or local law, Converted Benefits or Unit Distributions shall be reduced for such withholdings only to the extent that there is not sufficient cash compensation payable to the Participant at the time that such withholding must be made and such withholding conforms to Code Section 409A.

Section 4.02 Hypothetical Investment Benchmarks. Each Participant shall be entitled to direct the manner in which the balance of his Account will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified by the Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time. If a Participant fails to properly direct the deemed investment of his Account, then his Account shall be deemed to be invested in the Hypothetical Investment Benchmarks designated by the Administrative Committee from time to time in a uniform and nondiscriminatory manner. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue one week after the Closing Date.

Section 4.03 Vesting of Unit Distributions. Unit Distributions shall remain subject to a substantial risk of forfeiture until the day after the second anniversary of the Closing Date. Upon the day after the second anniversary of the Closing Date, the Unit Distributions shall be one hundred percent (100%) vested.

ARTICLE V
BENEFITS AND DISTRIBUTIONS

Section 5.01 Time and Form of Payment. Payment of a Participant's Account shall commence on the Benefit Commencement Date. The amount of such payment shall be determined as of the most recent Account Valuation Date and shall be paid in a single lump sum payment. Payments shall be made in cash.

Section 5.02 Delay for Specified Employees. Notwithstanding anything to the contrary herein, with respect to any payment to be made or to commence upon a Participant's Separation from Service (other than for death), if such distribution would be subject to additional taxes and interest under Code Section 409A because the timing of the such payment is not delayed as provided in Code Section 409A(a)(2)(B)(i) and the regulations thereunder, such payment(s) to the Participant upon his Separation from Service (other than for death) shall not be made until the close of the 6-month anniversary of such Separation from Service (or if earlier, upon the death of the Participant prior to the close of such 6-month period). If the applicable Form of Payment is installment payments, the installment payments shall commence on the Valuation Date coincident with or next succeeding the close of the 6-month anniversary of the date of the Participant's Separation from Service. The identification of "specified employees," if any, for purposes of this Section shall be made in accordance with the general requirements of Code Section 409A(a)(2)(B)(i) pursuant to any method elected by the Administrative Committee by written designation or, if no such designation is made, under the default rules under such Code Section.

Section 5.03 Permitted Accelerated Payments. Notwithstanding anything to the contrary in the Plan, the Administrative Committee may direct the accelerated payment of Plan benefits under the following circumstances:
(a)     Where a distribution, in a single lump sum payment, of such portion of the Participant's Account, is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 312l(a) and 3121(v)(2), where applicable, on compensation deferred under the Plan (the "FICA Amount"), (ii) the income tax at source on wages imposed under Code Section 3401, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and/or (iii) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this. Section 5.03 (a) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(b)     Where a distribution, in a single lump sum payment, of all or a portion of the Participant's Account is permitted under any other circumstance described under Treasury Regulation Section l.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

(c)     The Administrative Committee may direct, in its discretion, that the balance of each Participant's Account(s) under the Plan be distributed in connection with a termination of the Plan in accordance with Section 7.02. Any distribution to be made pursuant to this Section 5.03 shall be made as soon as administratively practicable following the determination that such distribution should be made.

Section 5.04 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Employer shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

Section 5.05 As soon as administratively practicable. For purposes of this Article V, "as soon as administratively practicable" means a date of distribution that is as soon as administratively practicable as determined by the Administrative Committee following the specified payment date, but in no event later than 90 days after the specified payment date. In no event shall a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

ARTICLE VI
BENEFICIARY DESIGNATION

Section 6.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 6.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be deemed to be the Participant's estate.

ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN

Section 7.01 Amendment and Interpretation. The Board or the Administrative Committee may at any time amend this Plan in whole or in part; provided, however, that no amendment shall decrease the balance in any Account, or otherwise adversely affect the Participant's rights under this Plan, as accrued at the time of such amendment without the written consent of the affected Participants, except for any decrease that may arise due to future Earnings or distributions. The Board and the Administrative Committee shall use good faith efforts to interpret the Plan in a manner·that is consistent with the intent that the Plan conform to the requirements of Code Section 409A.

Section 7.02 Company's Right to Terminate. Notwithstanding anything to the contrary, the Board or the Administrative Committee may, in their sole discretion, at any time terminate the Plan and accelerate the time and form of payment of all Accounts under the Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

ARTICLE VIII
NATURE OF THE PLAN

Section 8.01 Establishment of Trust Fund. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder and the Trustee shall pay Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Trust. To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Administrative Committee may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Participant's designated deemed investments pursuant to Section 4.02 respecting the portion of the Trust Fund assets equal to such Participant's Accounts.

Section 8.02 Limitation on Funding. Notwithstanding anything to the contrary herein or in the Trust Agreement, in no event shall money and/or properly be transferred to the Trust if such transfer would result in adverse tax consequences to a Participant pursuant to Code Section 409A(b).

ARTICLE IX
MISCELLANEOUS

Section 9.01 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.